Exhibit 10.1

JOINT DEVELOPMENT AND MARKERTING AGREEMENT

This Joint Development and Marketing Distribution Agreement (“Agreement”) is entered into this 18th day of April, 2007 (“Effective Date”), by and between Applied DNA Sciences, Inc. a Nevada corporation with its principal place of business at 25 Health Sciences Dr, Stony Brook NY 11790 (“ADNAS”) and IIMAK, a Delaware corporation with its principal place of business at 310 Commerce Dr, Amherst, NY 14534, (“IIMAK”).

WHEREAS, ADNAS is in the business of developing, selling and marketing of DNA anti-counterfeit and security products;

WHEREAS, ADNAS owns exclusive rights to certain proprietary technologies involving the extraction, recombination, encapsulation, and preservation of botanical DNA, (the “DNA Technologies”);

WHEREAS, the DNA Technologies are used to forensically authenticate products, to detect and deter counterfeiting, to protect brands and intellectual property assets, to provide enhanced security for physical plant, documents, identification cards, passports, drivers licenses, currencies, databases and other products and applications, and can be embedded into various industrial and consumer products;

WHEREAS, IIMAK is in the business of manufacturing and selling thermal transfer ribbons and is an established developer, manufacturer, supplier and distributor of thermal transfer ribbons and IIMAK has an extensive base of clients and suppliers in this industry, and

WHEREAS, the parties wish to enter into this Agreement to jointly develop and have IIMAK exclusively manufacture and market DNA-enhanced thermal transfer ribbons, (the “Products”)

NOW THEREFORE, in consideration of the above recitals and mutual covenants and benefits provided herein, the Parties agree as follows:

1, DEFINITIONS.

For purposes of this Agreement, the following terms will have the following meanings:

A.
”DNA Technologies” mean the proprietary technologies and know how owned exclusively by ADNAS involving the extraction, recombination, encapsulation, and preservation of botanical DNA and the embedding, implanting or attaching of botanical DNA into various products;

B.	“ADNAS Materials” mean DNA taggants and related ADNAS’ products employing the DNA Technologies.

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C.	“IIMAK Materials” mean thermal transfer ribbons including any hardware and software required to print using the thermal ribbons

D.	“Product” means thermal transfer ribbons, which utilize and integrate the DNA Technologies.

E.
“Profit” means the actual amount received by IIMAK for the sale of DNA enhanced thermal transfer ribbons less the following deductions to the extent that such amounts are actually accrued or incurred as to such sales: (a) cost of goods sold (b) freight, packaging and insurance costs incurred in transporting the Product to customers (c) quantity, cash and other trade discounts or rebates actually allowed and taken; (d) customs duties, surcharges, taxes and other governmental charges incurred with the importation or exportation of Products; and (e) amounts repaid or credited by reason of rejections, recalls or retroactive price reductions.

F.	“Territory” means the world.

        2. JOINT DEVELOPMENT

A.	ADNAS and IIMAK agree to work jointly together to develop thermal transfer ribbons which incorporate ADNAS’s DNA Technologies taggants for the prevention of counterfeiting and diversion.

B.
The initial joint development period will be six (6) months (“Initial Joint Development”), which can be extended by mutual written agreement. The Initial Joint Development period will begin on the Effective Date of this Agreement. A specific plan detailing each Party’s responsibilities along with a timeline for fulfilling these responsibilities is attached as Appendix A.

C.
Each Party will be responsible for its own costs and expenses during the Initial Joint Development period and any extensions to the Initial Joint Development period thereafter, unless otherwise agreed to in writing by both parties.

D.
For purposes of Product development and/or improvement, IIMAK may request ADNAS to provide samples of ADNAS Materials. ADNAS, at its cost, agrees to provide ADNAS Materials and information as reasonably requested by IIMAK and as necessary for the evaluation, development, manufacturing, marketing or distribution of the Product. IIMAK agrees that the ADNAS Materials and Technologies shall be used only for the purpose of evaluating, developing and manufacturing the Products and shall be used for no other purpose without the prior written consent of ADNAS, and any such use shall be under terms that shall equitably accommodate the financial interests of ADNAS. IIMAK agrees to comply with all reasonable security and chain of custody requirements imposed in writing by ADNAS governing the proper protection, security and control of the ADNAS Materials.

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E.
For purposes of Product development and/or improvement and Quality Control, ADNAS may request that IIMAK provide samples of IIMAK’s current products or materials involving the DNA Technologies. IIMAK, at its cost, agrees to provide IIMAK products or materials as reasonably requested by ADNAS and as necessary to the evaluation, testing, development, manufacturing, marketing and distribution of the Product. ADNAS agrees that the IIMAK products and materials shall be used only for the purpose of evaluating and developing Products and shall be used for no other purpose without the prior written consent of IIMAK, and any such use shall be under terms that shall equitably accommodate the financial interests of IIMAK. ADNAS agrees to comply with all reasonable security and chain of custody requirements imposed in writing by IIMAK governing the proper protection, security and control of the IIMAK materials.

F.
To the extent either party does not have formal security or chain of custody requirements, the parties agree to develop mutually acceptable protocols for the secure storage and custody of any ADNAS Materials and/or IIMAK Materials transferred in accordance with this Agreement.

G.	Unless otherwise agreed, ADNAS and IIMAK will each provide the Materials required to develop and/or test the Products as samples at no cost to each other.

        3. INTELLECTUAL PROPERTY AND TRADEMARKS

A.
All inventions developed independently during the Initial Joint Development period or any extensions thereof will be owned solely by the inventing party and the other Party will have no rights to that invention.

B.
All inventions developed jointly during the Initial Joint Development or any extensions thereto will be assigned to ADNAS. ADNAS will be responsible for all costs associated with filing, prosecuting and maintaining any patents resulting from joint inventions. IIMAK shall provide reasonable assistance in a timely manner to ADNAS at ADNAS’ request.

C.
IIMAK will receive an exclusive, fully paid up worldwide license to any intellectual property jointly developed during the course of this Agreement. Should this Agreement be terminated, this license will convert to a non- exclusive license.

D.
Subject to the terms and conditions of this Agreement, ADNAS grants to IIMAK a non-exclusive license to use ADNAS’ logos and trademarks to be used in association with the Products (“ADNAS Trademarks”) to promote and market the Products, provided that IIMAK’s use of the ADNAS trademarks is in accordance with ADNAS’ then-current trademark usage guidelines. IIMAK acknowledges and agrees that ADNAS owns the ADNAS trademarks and that any and all goodwill derived from the use of the ADNAS trademarks by IIMAK hereunder inures solely to the benefit of ADNAS. IIMAK hereby acknowledges that ADNAS owns all right, title and interest in the ADNAS trademarks, together with the goodwill attaching thereto, that may inure to it in connection with this Agreement or from its use of the Trademarks hereunder. IIMAK will not apply to register any ADNAS trademarks, trade name, service mark or other designation that is confusingly similar to any trademark of ADNAS.

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        4. TERMS OF DISTRIBUTION.

Subject to the successful completion of the development of commercially feasible Products during the Joint Development period and to the terms and conditions of this Agreement, IIMAK grant to ADNAS and ADNAS hereby agrees to become the exclusive supplier of DNA taggants to IIMAK. ADNAS grants to IIMAK and IIMAK hereby accepts exclusive worldwide rights to manufacture and sell thermal transfer ribbons containing ADNAS’ DNA markers (Products).

5. PAYMENTS.

A.	IIMAK will pay to ADNAS a *** (***) royalty Profit where IIMAK initiates first contact with a potential End User which produces a sale of Product to that End User.

B.	IIMAK will pay to ADNAS a *** (***) royalty on Profit where ADNAS initiates first contact with a potential End User which produces a sale of Product to that End User.

C.
During the term of this Agreement, IIMAK shall furnish to ADNAS quarterly written reports detailing the sales and costs for the previous quarter along with the payments owed to ADNAS for that fiscal quarter. Quarterly reports will be due within thirty (30) days after the end of each quarter. Payments due for that quarter will accompany the quarterly reports. Conversion from foreign currency, if any, shall be based upon the conversion rate published in the Wall Street Journal on the last day of the particular quarterly accounting period for which payments are due.

D.
ADNAS shall have the right, upon prior written notice to IIMAK, not more than once in IIMAK’s fiscal year, to engage an independent nationally-certified auditing firm selected by ADNAS and acceptable to IIMAK, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours of IIMAK as may be reasonably necessary to verify the accuracy of the reports required to be furnished pursuant to this Section 5.0 B of this Agreement. If such audit shows any underpayment of royalties, then within thirty (30) days after Party’s receipt of such report, IIMAK shall remit to ADNAS:

(a)	the amount of such underpayment; and

(b)
if such underpayment exceeds five percent (5%) of the total payments owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such auditing firm performing the audit. Otherwise, such fees and expenses shall be borne solely by ADNAS. Any overpayment shall be fully creditable against future payments in any subsequent period.

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E.
The records required under this Section 5.0 shall be maintained and available for inspection for a period of five (5) years following the calendar quarter to which they pertain. This Section 5.0D shall survive termination of this Agreement.

F.	Payments due under this Agreement that are more than sixty (60) days late shall be subject to a twenty percent (20%) per annum interest charge.

        6. REQUISITIONS AND ACKNOWLEDGEMENTS

A.
DNA Material Supply. The parties agree to jointly and continuously determine DNA material stockpile requirements sufficient to meet the production requirements of IIMAK. ADNAS shall stockpile in the US at a facility(s) selected by ADNAS and approved by IIMAK, sufficient DNA Materials to ensure at all times the adequate and on-time supply of DNA Material in quantities sufficient to fully meet the production requirements of IIMAK in a timely manner.

B.
Delivery. ADNAS will use commercially reasonable efforts to deliver the ADNAS Materials at the times specified in its written acknowledgment of a requisition for ADNAS Materials. ADNAS will not be liable to IIMAK or to any other party for any delay in the delivery of the ADNAS Materials not directly attributable to ADNAS.

C.
Shipment. ADNAS will package and ship the ADNAS Materials in accordance with standard commercial practices. The ADNAS Materials will be shipped prepaid to the location specified on IIMAK’s requisition, by a mode of shipment selected by ADNAS. Title, except to the extent the ADNAS Materials contain or consist of software or firmware, will pass to IIMAK upon ADNAS’ delivery of the ADNAS Materials to the facility site of IIMAK.

D.
Ordering. All requisitions for ADNAS Materials submitted by IIMAK will be sent to ADNAS at the address set forth below, email address(es) or via facsimile. All requisitions will specify the type and quantity of the ADNAS Materials requested and the delivery date requested, and will be sent to the attention of Dr. Benjamin Liang with copies to MeiLin Wan and Kurt Jensen . All of IIMAK’s requisitions will be governed exclusively by the terms and conditions of this Agreement.

E.	Acceptance. A requisition will be confirmed or declined by ADNAS in writing, by email, or facsimile within five (5) business days of its receipt.

        7. MANUFACTURING, SALES AND MARKETING.

A.
Upon successful completion of the Joint Development, IIMAK agrees to develop a Manufacturing, Sales & Marketing Plan to undertake manufacturing, sales and marketing efforts to promote the Products into the target markets and to target clients. The Manufacturing, Sales & Marketing Plan shall identify and prioritize clients, define product categories and applications, program marketing activities, news releases, trade show participation, web seminars and direct electronic mailing campaigns. IIMAK shall create industry-specific and customer-specific marketing and presentation Materials and shall mount comprehensive trade publicity programs for the Products as they are developed.

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B.
Within the guidelines of the Manufacturing, Sales & Marketing Plan, each of the parties shall provide Technical Sales support to the other party and each shall make appropriate staff or Consultants available to participate in sales calls and meetings with target clients. Technical Sales support shall be provided by each party at its own cost, unless circumstances impose an undue burden upon one party, in which case the parties shall arrange cost-sharing as may be appropriate and such cost sharing shall be set forth in writing, and signed by both parties

        8. MATERIALS WARRANTY.

A.
ADNAS, at its expense, shall defend any suit brought against IIMAK on the grounds that use of the ADNAS Materials or DNA Technologies for the intended purpose or purposes, as furnished by ADNAS, infringes any United States patent and shall pay the amount of any judgment that may be awarded against IIMAK in any such suit provided and upon condition that IIMAK shall (a) promptly deliver to ADNAS all infringement notices and other papers received by or served upon IIMAK, (b) permit ADNAS to take charge of the defense of such suit and compromise the same, if deemed advisable by ADNAS, and (c) assist in every reasonable way in the conduct of such defense.

B.
IIMAK, at its expense, shall defend any suit brought against ADNAS on the grounds that use of the Products for the intended purpose or purposes, infringes any United States patent and shall pay the amount of any judgment that may be awarded against ADNAS in any such suit provided and upon condition that ADNAS shall (a) promptly deliver to IIMAK all infringement notices and other papers received by or served upon ADNAS, (b) permit IIMAK to take charge of the defense of such suit and compromise the same, if deemed advisable by IIMAK, and (c) assist in every reasonable way in the conduct of such defense.

C.
In the event that IIMAK shall be enjoined by a court of competent jurisdiction from which no appeal can be taken, from selling or using the Products for the intended purpose or purposes on the ground that such sale or use of the Product infringes any such United States or other patent, or it is established to ADNAS satisfaction, upon due investigation, that sale or use of the Product infringes any such United States or other patent, ADNAS at its option may either (i) procure for IIMAK a license to sell and/or use the Products, (ii) modify the Products so as to make it non-infringing without seriously impairing its performance, (iii) replace the Products with a product that is substantially equal but non-infringing, or (iv) accept the return of the Product from IIMAK.

D.
ADNAS shall be responsible for assuring and insuring the integrity of any patent or trademark application process regarding the ADNAS Materials and for safeguarding by reasonable measures the confidentiality of all proprietary or trade secret information related to the ADNAS Materials to be used as components in the Products.

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E.
ADNAS shall supply to IIMAK technical specifications for the ADNAS Materials including, but not limited to, MSDS data, suitability for commercial use, stability in environmental and application conditions, safety for use in products exposed to the skin or general human occupational and end-use product exposure, technologies, methods and materials for successful analysis of the DNA component of the products, and specifications for use in marketing materials that describe the characteristics of the ADNAS Materials.

F.
IIMAK shall be responsible for assuring and insuring the integrity of any patent or trademark application process regarding the IIMAK materials and for safeguarding by reasonable measures the confidentiality of all proprietary or trade secret information related to the IIMAK Materials to be used as components in the Products.

G.	ADNAS shall secure Insurance for the Loss of Goods in Transit together with coverage against damages that may arise there from, for the ADNAS materials.

H.	IIMAK shall secure Insurance for the Loss of Goods in Transit to end users(s) together with coverage against damages that may arise therefrom, for the IIMAK materials and the Products.

I.
Each party shall be responsible for acquiring and/or maintaining Product Liability Insurance and shall provide documentation of such insurance or other financial responsibility, upon demand of the other party.

J.	ADNAS and IIMAK shall jointly determine Warranty and shelf-life limitations.

        9. CONFIDENTIALITY.

A.
The Parties recognize that each party shall disclose to the other information concerning suppliers, clients, distributors, agents, brokers, buyers, sellers, technical data, performance data, pricing details, formulas, processes, commissions, discounts, information relating to competitors and other information which the parties have acquired through their investment of time, expense and effort and which may constitute confidential proprietary business information, intellectual property, and/or trade secrets. The parties acknowledge and agree that during the term of this Agreement, and in the course of the discharge of the duties hereunder, the parties shall have access to and become acquainted with information concerning the operation of the other party, including, financial, personnel, sales, manufacturing, buying, planning, and other information owned by and regularly used in the operation of the business of each party and each party shall also receive information of a proprietary nature regarding the constitution, formulation, pricing and effectiveness of the Products and both parties hereto accept that such information as outlined above constitutes the Confidential Information of the providing party.

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B.
As used herein, “Confidential Information” of a party means all trade secret, proprietary and confidential information and materials, in any form whatever, relating to such party’s technologies, compounds, research programs, operations or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (i) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words, or (ii) orally or visually disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.

C.	Notwithstanding Section 9A or 9B above, “Confidential Information” of a party shall not include any information or materials that:

a)	are approved for release by that party in writing without restriction;

b)
are demonstrated by written records of the receiving party as being previously known to it other than through a prior disclosure by the disclosing party or by any third party with an obligation of confidentiality to the disclosing party;

c)
are publicly known as of the date of this Agreement, or become public knowledge subsequent thereto, through no act or omission of the party receiving the information or any third party with an obligation of confidentiality to such party;

d)	are obtained by the receiving party in good faith from a third party without the violation of any obligation of confidentiality to such party by either the receiving party or such third party; or

e)	are independently developed by or on behalf of the receiving party without the benefit of such party’s Confidential Information, as shown by competent written records.

10. NON-CIRCUMVENTION AND NON-COMPETITION.

A.
In Consideration of this Agreement each party agrees not to attempt in any manner to commercially exploit, either directly or indirectly, the proprietary business concepts and Technologies or any of the Confidential Information without the other party’s prior written consent. The parties specifically understand and agree that this prohibition is specifically intended to include any direct or indirect solicitation of the other’s customer/client contacts by either party’s then current Providers, Suppliers, Agents, Employees and/or Representatives.

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11. CHOICE OF LAW AND JURISDICTION.

This Agreement and all amendments, modifications, alterations or supplements hereto, and the rights of all Parties hereunder, shall be construed under and governed by the laws of the State of New York, U.S.A. (without regard to its laws regarding choice of law) and the United States f America. Only federal or state courts located in the State of New York, U.S.A. shall have jurisdiction to hear and decide any controversy or claim between the Parties arising under or relating to this Agreement.
Arbitration
Any disputes, controversies or claims arising out of this Agreement shall be resolved through arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization’s rules for commercial arbitration.

12. NOTICES.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be given in writing and may be addressed as follows:

Applied DNA Sciences, Inc.
Att’n: Kurt Jensen
25 Health Sciences Dr
Stony Brook NY 11790
Tel: 631-444-6370
Fax: 631-444-8848

Copy to:

Joe Daniels
Fulbright & Jaworski
666 Fifth Avenue
New York, New York 10103
Tel: 212 318-3322
Fax: 212 318-3400

IIMAK
Att’n Daniel J. Harrison
310 Commerce Dr.
Amhert, NY 14228
Tel: 716 691 6333 x2423
Fax: 716 531 7152

Copy to:

IIMAK
Att’n Tony Ryder, CFO
310 Commerce Dr.
Amherst, NY 14228
Tel: 716 691 6333 x 2260
Fax: 716 691 1133

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All written notices and responses required herein may be made by certified mail, overnight carrier service or e-mail, and must be supported by a record of delivery and receipt.

13. COMPLETE AGREEMENT.

This Agreement constitutes the complete and exclusive statement of understanding among the Parties. It supersedes all prior written or oral statements, including any prior representation, statement, condition, or warranty, except as expressly provided otherwise herein. This Agreement may not be amended without the written consent of all of the Parties and represents a final agreement of the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all parties hereto and attached hereto as a supplement and made an integral part of this Agreement.

14. TERMINATION AND VOIDABILITY.

In the event any party hereto becomes insolvent as evidenced by the filing of any petition in bankruptcy, the appointment of a receiver, or has its business activity suspended or curtailed as a result of any criminal prosecution or imposition of any civil penalty by a court of competent jurisdiction for violation of e.g., the securities or anti-trust laws of the United States or any state thereof, then this Agreement shall be voidable in the sole discretion of the other party.

Termination for Material Breach
If either Party breaches a material obligation under this Agreement, the other party shall have the right to give the breaching Party written notice describing the alleged breach. If the breaching Party does not cure such breach within ninety (90) days after receipt of such notice, the notifying Party may, in addition to any other rights it may have under this Agreement, terminate this Agreement effective immediately. However, if there is a dispute between the Parties as to termination under this Section 14, no termination shall be effected until such dispute is resolved pursuant to Section 11.

15. EQUITABLE RELIEF.

The Parties acknowledge that a violation or threatened violation of this Agreement or any of its provisions may cause irreparable injury; that the Agreement concerns unique and special materials, properties and processes, and that money damages alone would be an inadequate remedy; and that, in addition to any other remedies available at law or in equity, such a violation or threatened violation of this Agreement or any of its provisions may be subject to a restraining order, injunctive relief, a decree of specific performance or other similar remedy in order to specifically enforce the provisions of this Agreement.

16. MISCELLANEOUS.

Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

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Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.

Partial Validity.  The terms contained in this Agreement are considered reasonable by the parties, but in the event that any provision shall be found to be void but would be valid if some part thereof were deleted, or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Legal Compliance. IIMAK shall comply with all laws and regulations relating to its manufacture, use, sale, labeling or distribution of Products and shall not take any action which would cause ADNAS or IIMAK to violate any applicable laws or regulation.

Independent Contractor. Neither Party shall be considered to be an employee or agent of the other, nor shall this Agreement constitute, create or in any way be interpreted as a formal business organization of any kind. In that respect, neither Party shall have the authority to execute any agreement on behalf of the other Party, nor shall either Party have any authority to negotiate any agreement, except as the other Party may expressly direct in writing.

Force Majeure.  Any delays in, or failure of, performance of any Party to this Agreement shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected, including, but not limited to, acts of God, acts of terrorism, strikes or other concerted acts of workmen, civil disturbances, fires, floods, earthquakes, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

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Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives.

Sections, Subtitles, and Captions. Whenever reference is made to a section of this Agreement by a single number without decimals, such reference shall include all decimal sections bearing the same principal number. Subtitles and paragraph captions are inserted for convenience of reference and do not constitute part of the Agreement.

Construction. In construing this Agreement, plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

Authority to Contract. Both parties hereto warrant that they are validly organized corporations, in good standing under the laws of their states of incorporation, and have the authority to enter into this Agreement.

Disclosure. Announcements of this Agreement may be made to the public with the mutual consent of both parties, which consent shall not be unreasonably withheld. The announcing party will provide the other party with a draft of the announcement as soon as possible prior to the announcement date. Both parties will negotiate in good faith with each other regarding the content of the announcement and will use reasonable efforts to reach agreement on the content of the announcement before it is made public. Notice of any press release, public statement or public disclosure which is mandated by law shall be furnished to the other party as far in advance as is reasonably possible and its input shall be taken into account with respect thereto to the extent not inconsistent with such legal obligation.

IN WITNESS WHEREOF, each of the Parties below has caused this Agreement to be executed by its duly authorized representatives on this 18 day of April, 2007.

For ADNAS by:

/s/Kurt Jensen
Name: Kurt Jensen
Title: Comptroller

For IIMAK by:

/s/ Daniel J. Harrison	4/19/2007
Name: Daniel J. Harrison
Title: Vice President, R&D

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